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                                                            EXHIBIT (11)


    STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK



                                               Year Ended December 31
                                        -----------------------------------
                                            1994        1993        1992
                                        ----------   ----------  ----------

Average number of shares outstanding    48,367,000   48,356,000  47,716,000

Net earnings                           $72,400,000  $60,205,000 $47,700,000
                                       ===========  =========== ===========
Earnings per share of common stock:
   Net earnings                              $1.50        $1.25       $1.00
                                             =====        =====       =====
Primary:
  Average shares outstanding            48,367,000   48,356,000  47,716,000

  Net effect of dilutive stock options,
    based on the treasury stock method
    using average market price             737,000      536,000   1,173,000
                                       -----------   ----------  ----------
      Total Primary Shares              49,104,000   48,892,000  48,889,000
                                        ==========   ==========  ==========

Fully Diluted:
  Average shares outstanding            48,367,000   48,356,000  47,716,000

  Net effect of dilutive stock options,
    using the year-end market price, if
    higher then average market price       770,000      586,000   1,199,000
                                        __________   __________  __________
      Total Fully Diluted Shares        49,137,000   48,942,000  48,915,000
                                        ==========   ==========  ==========


Note: Shares subject to stock options are not included in the earnings per share computation because the present effect thereof is not materially dilutive.